Exhibit 5.1

June 4, 2013

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN  46804

Re:          Steel Dynamics, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special New York counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) $400,000,000 principal amount of 6 1/8% Senior Notes due 2019 (the “2019 Notes”) of the Company, to be issued in exchange for the Company’s outstanding 6 1/8% Senior Notes due 2019 (the “Old 2019 Notes”) pursuant to an indenture dated as of August 16, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), (ii) $350,000,000 principal amount of 6 3/8% Senior Notes due 2022 (the “2022 Notes” and collectively with the 2019 Notes, the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 6 3/8% Senior Notes due 2022 (the “Old 2022 Notes” and collectively with the Old 2019 Notes, the “Old Notes”) pursuant to the Indenture, and (iii) the guarantees (the “Guarantees”) of each of the Guarantors executed and delivered pursuant to the Indenture.  The issuance of the Notes in exchange for the Old Notes is collectively referred to herein as the “Exchange Offer”.

In our capacity as such counsel, we have reviewed the Indenture and forms of the Notes.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials.  As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.             When the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, such Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company under the laws of the State of New York in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

2.             When the Notes have been duly executed by the Company and the Guarantees duly executed by the Guarantors, and the Notes have been authenticated by the Trustee and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor, enforceable against such Guarantor under the laws of the State of New York in accordance with its terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion letter is limited in all respects to the federal laws of the United States and the internal laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the States listed on Schedule II hereto, we have relied, with the consent of the respective counsel listed on Schedule II, upon their opinions, dated as of the date hereof, as a basis for the opinions expressed herein, subject to the same qualifications, assumptions and limitations as are set forth in those opinions.  Without limitation of the foregoing, we have assumed, in reliance upon such opinions, that (a) the Company and each of the Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is expressed to be organized, and has all requisite corporate or other organizational power and authority to engage in its business and to execute, deliver and perform its obligations under the Notes, the Guarantees and the Indenture, and (b) the execution, delivery and performance by the Company and each Guarantor of its obligations under the Notes, the Guarantees and the Indenture are within each such entity’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such entity.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein.  This opinion letter is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantees under the caption “Legal Matter” in the Registration Statement.

Very truly yours,

GREENBERG TRAURIG, LLP

/s/ Greenberg Traurig, LLP

SCHEDULE I — GUARANTORS

Name	State of Organization

Carolinas Recycling Group, LLC	SC
Jackson Iron & Metal Company, Inc.	MI
Marshall Steel, Inc.	DE
New Millennium Building Systems, Inc.	SC
New Millennium Building Systems, LLC	IN
OmniSource Corporation	IN
OmniSource Indianapolis, LLC	IN
OmniSource Southeast, LLC	DE
OmniSource Transport, LLC	IN
OmniSource, LLC	IN
Roanoke Electric Steel Corporation	IN
Steel Dynamics Sales North America, Inc.	IN
Steel of West Virginia, Inc.	DE
Steel Ventures, Inc.	DE
Superior Aluminum Alloys, LLC	IN
SWVA, Inc.	DE
The Techs Industries, Inc.	DE

SCHEDULE II — COUNSEL

Counsel	States

Barrett & McNagny LLP	IN, DE
Mica Meyers Beckett & Jones PLC	MI
Wyche Burgess Freeman & Parham, P.A.	SC